CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into this 31st day of October, 2011, by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and James F. Oliviero (the “Executive”), to be effective as of the Effective Date, as defined in Section 2.

BACKGROUND

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation upon a Change in Control which ensure that the compensation expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:

1.1 “Annual Base Salary” means the Executive’s annual base salary at the rate in effect immediately prior to a Qualifying Termination or, if higher, at the rate in effect immediately prior to a Change in Control.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Cause” means (a) a material breach of the terms of the Executive’s Proprietary Information and Inventions Agreement or any provisions relating to non-competition or non-solicitation in any other agreement; (b) a material breach by the Executive of any other provision of his employment arrangement, which is not cured by the Executive within fifteen (15) days after receiving written notice thereof from the Company containing a description of the breach or breaches alleged to have occurred; (c) the habitual neglect or gross failure by the Executive to adequately perform the duties of his position; (d) any act of the Executive involving moral turpitude; (e) the Executive’s commission or conviction of, or pleading guilty or no lo contendere to, a felony or criminal action involving dishonesty or other moral turpitude or that is connected to the Executive’s employment with the Company or his place of employment; (f) the Executive’s use of illegal drugs, abuse of other controlled substances, working under the influence of alcohol or other controlled substances, or knowing neglect of reasonably assigned duties; or (g) the Executive’s repetitive refusal to comply with or the Executive’s violation of lawful instructions of the Chief Executive Officer or the Board of Directors, unless cured within fifteen (15) days after receiving written notice thereof from the Company.

1.4 “COBRA Payment” shall have the meaning provided in Section 3 hereof.

1.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6 “Change in Control” means and includes the occurrence of any one of the following events:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined in subsection (iii) below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

1.7 “Date of Termination” shall have the meaning provided in Section 6 hereof.

1.8 “Disability” means the Executive’s inability to perform the essential functions of his job for more than twelve (12) workweeks in any one (1) year period, with or without reasonable accommodation).

1.9 “Effective Date” shall have the meaning provided in Section 2 hereof.

1.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.11 “Good Reason” means any of the following, without the Executive’s written consent: (i) a material diminution in the Executive’s Annual Base Salary in effect as of the date of the Change in Control; or (ii) a material diminution in the Executive’s authority, duties, or responsibilities as of the date of the Change in Control; provided, however, that a termination by the Executive shall not constitute termination for Good Reason unless the Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than sixty (60) days after the initial occurrence of such event). Good Reason shall not include the Executive’s death or Disability. The Executive’s employment must be terminated by the Executive for Good Reason within ninety (90) days after the occurrence of an event of Good Reason. A resignation by the Executive for Good Reason effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).

1.12 “Qualifying Termination” means the Executive’s termination of employment with the Company or the Successor Entity either by the Company or the Successor Entity without Cause or by the Executive for Good Reason, in each case, on, or within twelve (12) months after, the effective date of a Change in Control. For the avoidance of doubt, in no event shall the Executive be deemed to have experienced a Qualifying Termination as a result of the Executive’s death or Disability.

1.13 “Severance Payment” shall have the meaning provided in Section 3 hereof.

1.14 “Successor Entity” means any entity that acquires or otherwise succeeds to all or substantially all of the business or assets of the Company following a Change in Control.

2. Effective Date of the Agreement. This Agreement shall become effective upon the consummation of a Change in Control (the “Effective Date”) and shall be of no force or effect prior to a Change in Control. In the event that a Change in Control does not occur on or prior to the second anniversary of the date of this Agreement, this Agreement shall thereupon automatically terminate and have no force or effect.

3. Severance Benefits. In the event of the Executive’s Qualifying Termination: (i) the Executive shall receive a cash payment equal to the sum of (A) the Executive’s Annual Base Salary, and (B) the annual bonus earned by the Executive for the fiscal year immediately prior to the year in which the Date of Termination occurs, if any, payable in a lump sum within sixty (60) days following the Date of Termination (the “Severance Payment”); and (ii) the Executive shall receive a cash payment equal to the total monthly premium payment (both the Company’s portion and the Executive’s portion of such premium) under the Company’s group healthcare plan multiplied by twelve (12), payable in a lump sum within sixty (60) days following the Date of Termination (the “COBRA Payment”). Notwithstanding anything herein to the contrary, the Executive shall not be eligible to receive the Severance Payment or the COBRA Payment unless he first executes a general release of claims and covenant not to sue in a form satisfactory to the Company and does not revoke such release of claims and covenant not to sue.

4. Non-Qualifying Termination. If the Executive’s status as an employee is terminated for any reason other than due to a Qualifying Termination, the Executive shall not be entitled to receive the Severance Payment or the COBRA Payment, and the neither the Company nor any Successor Entity shall have any obligation to the Executive under this Agreement.

5. Section 409A.

5.1 General. It is intended that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

5.2 Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of the occurrence of the Executive’s separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such separation from service meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon a separation from service, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by subsection 5.3 below.

5.3 Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which the Executive is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Compensation Committee of the Board under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within thirty (30) days after the Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

5.4 Timing of Release. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a release of claims and covenant not to sue, the Company shall provide such release to the Executive promptly following the Date of Termination, and such release and covenant not to sue must be executed and all revocation periods shall have expired in accordance with terms set forth in the release, but in no case later than sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection 5.3 above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

6. Termination Procedures. Any purported termination of the Executive’s employment shall be communicated by written Notice of Termination from the terminating party to the other party in accordance with Section 9 hereof. For purposes of this Section 6, a “Notice of Termination” shall mean (a) in the case of termination by the Company with Cause or by the Executive with Good Reason, a notice indicating (i) in reasonable detail the facts and circumstances giving rise to the determination that Cause or Good Reason exists, as applicable, and (ii) the effective date of the termination of employment (absent cure, as provided below and, in the case of termination by the Executive with Good Reason, in compliance with the time period set forth in Section 1.11 herein), and (b) in the case of all other terminations of employment, a notice indicating the effective date of the termination of employment, in each case, subject to any other contractual obligations that may exist between the Company and the Executive (the date specified in any such Notice of Termination, the “Date of Termination”). Notwithstanding the foregoing, in the case of a termination by the Executive with Good Reason, the Company shall have an opportunity to cure the circumstances giving rise to Good Reason within thirty (30) days after receipt of such Notice of Termination. If the Company fails to cure such circumstances, the Date of Termination shall be as specified in the Notice of Termination, notwithstanding such thirty (30) day cure period.

7. No Mitigation. The Executive shall not be required to seek other employment or to attempt in any way to reduce or mitigate any benefits payable under this Agreement and the amount of any such benefits shall not be reduced by any other compensation paid or provided to the Executive following the Executive’s termination of service.

8. Successors.

8.1 Company Successors. This Agreement shall inure to the benefit of and shall be binding upon the Company, the Successor Entity, and their successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under this Agreement.

8.2 Executive Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If the Executive shall die while any amount remains payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

9. Notices. All communications relating to matters arising under this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to the Executive, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

Keryx Biopharmaceuticals, Inc.

750 Lexington Avenue, 20th Floor

New York, New York 10022

Attention: Board of Directors

10. Code Section 280G.

10.1 Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in subsection (b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

10.2 All determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 10 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

10.3 In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.

11. Miscellaneous.

11.1 Termination and Amendment of the Agreement. Except as provided below, during the twelve (12) month period following a Change in Control, neither the Company nor any Successor Entity may terminate this Agreement, nor may the Company or any Successor Entity amend this Agreement if any such amendment would have an adverse impact on the interests of the Executive under this Agreement, in either case, without the express written consent of the Executive. At any time prior to a Change in Control, the Board may, in its sole discretion, terminate or amend this Agreement by resolution. Following the Executive’s Qualifying Termination, no termination or amendment of this Agreement shall adversely affect the rights of the Executive under the Agreement without Executive’s written consent.

11.2 Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any benefits payable under this Agreement.

11.3 Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under this Agreement shall be liable for, or subject to, any obligation or liability of the Executive. When a payment is due under this Agreement to the Executive at a time when he is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

11.4 Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control.

11.5 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.6 Captions. The captions contained in this Agreement are for convenience only and shall have no bearing on the meaning, construction or interpretation of this Agreement’s provisions.

11.7 Status Before and After Effective Date. The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to a Change in Control, in which case the Executive shall have no further rights under this Agreement. From and after the effective date of a Change in Control, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf.

/s/ Ron Bentsur

Keryx Biopharmaceuticals, Inc.
By: Ron Bentsur
Its: Chief Executive Officer

/s/ James F. Oliviero
Executive

FIRST AMENDMENT TO
CHANGE IN CONTROL AGREEMENT

THE CHANGE IN CONTROL AGREEMENT dated as of October 31, 2011, by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and James F. Oliviero (the “Executive”), is amended with effect this 3rd day of November, 2011, by amending Section 1.11 to read as follows:

1.11 “Good Reason” means any of the following, without the Executive’s written consent: (i) a material diminution in the Executive’s Annual Base Salary in effect as of the date of the Change in Control; (ii) a material diminution in the Executive’s authority, duties, or responsibilities as of the date of the Change in Control; or (iii) the relocation of Executive’s principal office to a facility or location that is more than fifty (50) miles away from the location of the Executive’s primary place of business as of the Effective Date; provided, however, that a termination by the Executive shall not constitute termination for Good Reason unless the Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than sixty (60) days after the initial occurrence of such event). Good Reason shall not include the Executive’s death or Disability. The Executive’s employment must be terminated by the Executive for Good Reason within ninety (90) days after the occurrence of an event of Good Reason. A resignation by the Executive for Good Reason effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf.

/s/ Ron Bentsur

Keryx Biopharmaceuticals, Inc.
By: Ron Bentsur
Its: Chief Executive Officer

/s/ James F. Oliviero
Executive